Exhibit 99

TRANSPORT ENTERPRISE LEASING, LLC

Financial Statements
As of and for the year ended December 31, 2019
with Report of Independent Registered Public Accounting Firm

As of and for the year ended December 31, 2018
with Independent Auditor’s Report

Year ended December 31, 2017 Unaudited

TRANSPORT ENTERPRISE LEASING, LLC

Table of Contents

Page

Report of Independent Registered Public Accounting Firm	1

Independent Auditor’s Report	2

Financial Statements:

Balance Sheets	3

Statements of Income and Changes in Members’ Equity	4

Statements of Cash Flows	5

Notes to the Financial Statements	6-17

Report of Independent Registered Public Accounting Firm

The Members
Transport Enterprise Leasing, LLC

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Transport Enterprise Leasing, LLC (the Company) as of December 31, 2019, and the related statements of income and changes in members’ equity and cash flows for the year then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of Transport Enterprise Leasing, LLC as of December 31, 2019, and the results of its operations and cash flows for the year then ended in conformity with the accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission (SEC) and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Coulter & Justus, P.C.
We have served as Transport Enterprise Leasing, LLC’s auditor since 2018.
Knoxville, Tennessee
February 21, 2020

Independent Auditor’s Report

The Members
Transport Enterprise Leasing, LLC

We have audited the accompanying financial statements of Transport Enterprise Leasing, LLC (the Company), which comprise the balance sheet as of December 31, 2018, and the related statements of income and changes in members’ equity, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Transport Enterprise Leasing, LLC as of December 31, 2018, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Coulter & Justus, P.C.

Knoxville, Tennessee
February 18, 2019

TRANSPORT ENTERPRISE LEASING, LLC

Balance Sheets

December 31, 2019 and 2018

Assets
	2019	2018
Current assets:
Cash	$6,566,090	$8,302,072
Accounts receivable, net of allowance for doubtful accounts	6,763,448	5,190,669
Net investment in direct financing leases	995,675	558,462
Inventory	7,463,324	6,254,212
Prepaid expenses	488,939	408,080
Restricted cash	3,422,255	4,873,414
Restricted investments (at fair value)	2,001,660	-
Other current assets	875,661	289,651
Total current assets	28,577,052	25,876,560

Property and equipment, net	345,037,378	273,581,365
Other assets	976,760	406,145
Total assets	$374,591,190	$299,864,070

Liabilities and Members' Equity

Current liabilities:
Trade accounts payable	$674,824	$213,497
Accounts payable to related party	1,250,794	7,189,952
Line of credit	6,700,000	-
Current portion of long‑term debt	66,481,231	61,689,436
Accrued liabilities	10,644,593	9,436,796
Total current liabilities	85,751,442	78,529,681

Long‑term debt, excluding current maturities	231,575,490	174,662,347
Deferred income taxes	1,416,367	1,726,722
Total liabilities	318,743,299	254,918,750

Members' equity	55,847,891	44,945,320

Total liabilities and members' equity	$374,591,190	$299,864,070

See accompanying Notes to the Financial Statements.

TRANSPORT ENTERPRISE LEASING, LLC

Statements of Income and Changes in Members' Equity

Years ended December 31, 2019, 2018 and 2017 (Unaudited)

	2019	2018	2017 (Unaudited)*

Revenues	$110,298,080	$108,801,015	$84,865,141

Operating costs and expenses:
Cost of sales	20,403,760	37,307,456	37,342,707
Depreciation	53,746,434	41,198,544	29,165,485
Administrative and selling expenses	16,398,845	8,494,116	6,589,523
Net gain on disposals of property and equipment	(5,086,848)	(2,412,233)	(229,397)
Total operating costs and expenses	85,462,191	84,587,883	72,868,318
Operating income	24,835,889	24,213,132	11,996,823

Interest income	(202,752)	(171,761)	(30,023)
Interest expense	11,946,225	7,888,694	5,073,208
Interest expense, net	11,743,473	7,716,933	5,043,185

Income before income taxes	13,092,416	16,496,199	6,953,638
Deferred state income tax benefit	310,355	–	–
Net income	13,402,771	16,496,199	6,953,638
Distributions to members	(2,500,200)	(3,999,800)	(4,000,000)
Members' equity at beginning of year	44,945,320	32,448,921	29,495,283

Members' equity at end of year	$55,847,891	$44,945,320	$32,448,921

* Not covered by reports included herein
See accompanying Notes to the Financial Statements.

TRANSPORT ENTERPRISE LEASING, LLC
Statements of Cash Flows

Years ended December 31, 2019, 2018 and 2017 (Unaudited)

	2019	2018	2017 (Unaudited)*
Cash flows from operating activities:
Net income	$13,402,771	$16,496,199	$6,953,638
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation	53,746,434	41,198,544	29,165,485
Bad debt expense	5,922,882	614,010	292,620
Deferred state income tax benefit	(310,355)	-	-
Net gain on disposals of property and equipment	(5,086,848)	(2,412,233)	(229,397)
Changes in operating assets and liabilities:
Accounts receivable	(7,495,661)	(1,132,369)	(2,166,146)
Inventory	(1,209,112)	(3,043,536)	(390,751)
Prepaid expenses	(80,859)	(44,353)	(68,311)
Other current and non-current assets	(79,591)	-	-
Accounts payable related party	(5,939,158)	(1,457,404)	4,978,945
Accounts payable other	461,327	(2,213,992)	2,045,464
Accrued liabilities	1,207,797	3,635,339	1,068,881
Net cash provided by operating activities	54,539,627	51,640,205	41,650,428
Cash flows used in investing activities:
Purchases of property and equipment	(170,333,585)	(149,154,690)	(79,719,226)
Collections on direct financing leases	1,706,606	2,348,888	1,149,917
Proceeds from disposals of property and equipment, related party	10,509,600	1,760,400	-
Proceeds from disposals of property and equipment, other	37,564,567	16,308,216	11,743,147
Purchases of restricted investments	(2,001,660)	-	-
Other	(1,077,034)	(49,302)	(140,462)
Net cash used in investing activities	(123,631,506)	(128,786,488)	(66,966,624)
Cash flows from financing activities:
Proceeds from line of credit	8,500,000	1,625,000	4,000,000
Payments of line of credit	(1,800,000)	(1,625,000)	(4,000,000)
Proceeds from long‑term debt	167,567,450	143,641,199	69,063,355
Payments of long‑term debt	(105,862,512)	(59,802,307)	(36,946,550)
Distributions to members	(2,500,200)	(3,999,800)	(4,000,000)
Net cash provided by financing activities	65,904,738	79,839,092	28,116,805

Change in cash and restricted cash	(3,187,141)	2,692,809	2,800,609
Cash and restricted cash at beginning of year	13,175,486	10,482,677	7,682,068
Cash and restricted cash at end of year	$9,988,345	$13,175,486	$10,482,677

* Not covered by reports included herein
See accompanying Notes to the Financial Statements.

TRANSPORT ENTERPRISE LEASING, LLC

Notes to the Financial Statements

December 31, 2019, 2018 and 2017
(2017 Unaudited and not covered by the reports included herein)

(1)    Nature of operations

Transport Enterprise Leasing, LLC (the "Company") is organized as a limited liability company under the laws of the state of Georgia. The Company is headquartered in Chattanooga, Tennessee and is engaged in selling previously owned over‑the‑road tractors and tractor‑trailers, and leasing new and previously owned over‑the‑road tractors and tractor‑trailers, to commercial trucking firms, owner‑operators, and others.

Covenant Transportation Group, Inc. ("Covenant") owns a 49% interest in the equity of the Company, and the remaining 51% equity interest is owned by the original members.

(2)	Summary of significant accounting policies

(a)	Accounts receivable and credit policies

Accounts receivable primarily represent monthly payments due from customers under operating and direct financing leases.  The carrying amount of accounts receivable is reduced by a valuation allowance, if necessary, which reflects management's best estimate of the amounts that will not be collected.  The allowance is estimated based on management's knowledge of its customers, historical loss experience, and existing economic conditions.

(b)	Inventory

Inventory consists of tractors and trailers held for sale and is stated at the lower of cost, determined on the specific identification basis, or net realizable value.

(c)	Restricted Cash

Restricted cash consists of amounts collected from lessees and held in escrow for lessee equipment maintenance.

(d)	Restricted Investments

Restricted investments consists of amounts collected from lessees and held in escrow for lessee equipment maintenance.

The Company’s restricted debt investments are classified as available for sale and consist of U.S. government securities and corporate bonds.  These debt investments are measured at fair value with any unrealized gains or losses recognized in accumulated other comprehensive income.  The Company’s restricted equity investments consist of publicly traded mutual funds and are measured at fair value with unrealized gains or losses recognized in net income.  Realized gains or losses for both restricted debt and equity securities are recognized in net income.

TRANSPORT ENTERPRISE LEASING, LLC

Notes to the Financial Statements (continued)

December 31, 2019, 2018 and 2017
(2017 Unaudited and not covered by the reports included herein)

(e)	Property and equipment

Property and equipment, which consists primarily of equipment subject to operating leases, is stated at cost.  Assets subject to operating leases are depreciated on the straight‑line method over the term of the lease to reduce the asset to its estimated residual value.  Estimated residual values are based on assumptions for used equipment prices at lease termination.  Other property and equipment is depreciated over the assets' estimated useful lives using the straight‑line method.  Certain assets are held for lease, and are not depreciated until placed in service.

Expenditures for maintenance and repairs are expensed when incurred.  Expenditures for renewals or betterments are capitalized.  When property, including off lease equipment, is retired or sold, the cost and the related accumulated depreciation are removed from the accounts, and the resulting gain or loss is included in operations.

(f)	Income taxes

The Company has elected to be taxed as a pass through entity for federal income tax purposes.  As such, federal taxable income and losses pass through to the individual members for inclusion in their personal income tax returns and the Company recognizes only certain state income taxes in the financial statements.

The amount provided for state income taxes, if any, is based upon the amounts of current and deferred taxes payable or refundable at the date of the financial statements as a result of all events recognized in the financial statements as measured by the provisions of enacted tax laws.

For financial reporting purposes, a tax position is recognized as a benefit only if it is "more likely than not" that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur.  The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination.  For tax positions not meeting the "more likely than not" test, no tax benefit is recorded. It is the Company's policy to recognize interest and/or penalties related to income tax matters in income tax expense.

The Company files federal and certain state income tax returns. The Company is generally no longer subject to examinations by tax authorities prior to 2016.

(g)	Revenue recognition

Prior to January 1, 2019, the Company recognized revenue from equipment sales when the equipment was made available to the buyer, collection of the relevant receivable was probable (if any), persuasive evidence of an arrangement existed, and the sales prices was fixed or determinable.

TRANSPORT ENTERPRISE LEASING, LLC

Notes to the Financial Statements

December 31, 2019, 2018 and 2017
(2017 Unaudited and not covered by the reports included herein)

Effective January 1, 2019, revenue from equipment sales is recognized when performance obligations under the terms of a contract with the customer are satisfied. Generally, this occurs when control of the equipment is transferred to the customer. Revenue is measured as the amount of consideration the Company expects to be entitled to receive in exchange for transferring equipment.

The Company recognizes revenue from lease and rental agreements based on the classification of the arrangement, as either an operating or direct financing lease. Revenue from rental payments received on operating leases is recognized on a straight‑line basis over the term of the lease.  Revenues from direct financing leases are recognized using the effective interest method, which provides a constant periodic rate of return on the outstanding investment on the lease.  A direct financing lease receivable is considered impaired, based on current information and events, when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the lease.

Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and are therefore excluded from revenues in the statements of income.

(h)	Use of estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect the reported amounts reported in the financial statements and accompanying notes.  Actual results could differ from those estimates.

Significant items subject to such estimates and assumptions include the allowance for doubtful accounts, depreciation lives and salvage values of property and equipment, fair value of financial instruments, and the provision for state income taxes and the related valuation allowance of deferred tax assets.

(i)	Reclassifications

 The Company has reclassified certain amounts relating to its prior period results to conform to its current year presentation.  These reclassifications have not changed the results of operations of prior periods.

(j)	Events occurring after reporting date

The Company has evaluated events and transactions that occurred between December 31, 2019, and February 21, 2020, which is the date that the financial statements were available to be issued, for possible recognition or disclosure in the financial statements.

TRANSPORT ENTERPRISE LEASING, LLC

Notes to the Financial Statements

December 31, 2019, 2018 and 2017
(2017 Unaudited and not covered by the reports included herein)

(k)  Recently adopted accounting standards
In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606), and subsequently issued other ASUs related to ASU 2014-09 (collectively, the new revenue standard). The underlying principle of the new revenue standard is that an entity will recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects what the entity expects to receive in exchange for the goods or services. The new revenue standard requires entities to recognize revenue through the application of a five-step model, which includes: identification of the contract; identification of the performance obligations; determination of the transaction price; allocation of the transaction price to the performance obligations; and recognition of revenue as the entity satisfies the performance obligations. The new revenue standard also requires additional disclosures on the nature, timing, and uncertainty of revenue and related cash flows. The new revenue standard was effective for the Company on January 1, 2019, and the Company adopted the new revenue standard using the modified retrospective method. The Company determined the timing of revenue recognition will remain consistent between the new revenue standard and the old revenue standard. As the adoption did not change the timing at which the Company historically recognized revenue, no cumulative adjustment to members’ equity was made as a result of the initial application.
(l)  Recently issued accounting standards
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which supersedes FASB Accounting Standards Codification (“ASC”) 840, Leases, and makes conforming amendments to U.S. GAAP. ASU 2016-02 requires, among other changes to the lease accounting guidance, lessees to recognize most leases on-balance sheet via a right of use asset and lease liability, and additional qualitative and quantitative disclosures. ASU 2016-02 is effective for the Company January 1, 2020. The accounting for operating leases for lessors under ASC 842 is similar to the requirements under ASC 840. As such, the Company does not expect this new standard to have a material impact on its financial statements.

(3)	Credit risk and other concentrations

The Company generally does not extend credit in connection with sales of equipment.  When originating equipment leases, management evaluates credit quality of the lessee using several factors, including customer characteristics, credit bureau reports, employment history, and ability to pay.  Subsequent to origination, management reviews the credit quality of open leases based on customer payment activity, as well as updated credit bureau reports and other inputs.

During 2019, a major customer’s bankruptcy significantly impacted earnings.  Celadon Group, Inc. filed for chapter 11 bankruptcy on December 8, 2019 and at the time of filing the Company had outstanding receivables and exposure.  The Company recorded bad debt expense related to this filing of $4,336,000 at December 31, 2019.  As of December 31, 2019, approximately $3,876,000 of the allowance for doubtful accounts relates to this customer.

TRANSPORT ENTERPRISE LEASING, LLC

Notes to the Financial Statements

December 31, 2019, 2018 and 2017
(2017 Unaudited and not covered by the reports included herein)

Substantially all direct financing leases are secured by certain revenue equipment.

(4)    Revenues

The Company’s revenues were comprised of the following for the years ended December 31:

	2019	2018	2017
Operating lease revenues	$87,342,886	$68,422,222	$44,925,960
Equipment sales	22,225,912	40,327,004	39,773,633
Consulting revenue	660,333	-	-
Direct finance leases	68,949	51,789	165,548
Total revenues	$110,298,080	$108,801,015	$84,865,141

(5)	Accounts receivable

A summary of accounts receivable as of December 31, 2019 and 2018, is as follows:

	2019	2018

Accounts receivable	$11,120,913	$5,385,712
Less allowance for doubtful accounts	(4,357,465)	(195,043)

Total accounts receivable	$6,763,448	$5,190,669

(6)	Net investment in direct financing leases

Investment in direct financing leases, which are all current as of December 31, 2019 and 2018, totaled $995,675 and $558,462, respectively. The estimated residual values and unearned income are not significant.

(7)    Operating leases

The Company leases tractors and trailers to customers under operating lease agreements.

Amounts contractually due for the next five years and thereafter for rentals on operating leases as of December 31, 2019, are as follows:

Year	Amount
2020	$68,399,947
2021	56,113,855
2022	32,725,565
2023	7,855,828
2024	794,140
2025 and beyond	1,056,255
Total	$166,945,590

TRANSPORT ENTERPRISE LEASING, LLC

Notes to the Financial Statements

December 31, 2019, 2018 and 2017
(2017 Unaudited and not covered by the reports included herein)

(8)    Property and equipment

A summary of property and equipment as of December 31, 2019 and 2018, is as follows:

	2019	2018

Assets Subject to operating leases:
Tractors	$310,184,998	$240,415,537
Trailers	128,841,380	102,137,832

	439,026,378	342,553,369
Accumulated depreciation	(103,108,764)	(76,846,362)

	335,917,614	265,707,007

Other equipment	586,974	473,338
Accumulated depreciation	(265,402)	(162,178)

	321,572	311,160

Assets held for lease	8,798,192	7,563,198

Total property and equipment	$345,037,378	$273,581,365

(9)    Accrued liabilities

A summary of accrued liabilities as of December 31, 2019 and 2018, is as follows:

	2019	2018

Maintenance escrow	$5,174,527	$4,742,211
Security deposits	3,461,090	2,950,855
Accrued payroll	961,968	1,109,644
Other	539,865	326,763
Accrued interest	507,143	307,323

Total accrued liabilities	$10,644,593	$9,436,796

TRANSPORT ENTERPRISE LEASING, LLC

Notes to the Financial Statements

December 31, 2019, 2018 and 2017
(2017 Unaudited and not covered by the reports included herein)

(10)  Long‑term debt

A summary of long‑term debt as of December 31, 2019 and 2018, is as follows:

	2019	2018
Revenue equipment installment notes; weighted average interest rate of 4.22% and 4.24% at December 31, 2019 and 2018, respectively; due in monthly installments with final maturities at various dates ranging from January 2020 to January 2024; collateralized by substantially all property and equipment.

	$298,056,721	$236,351,783
Less current installments	(66,481,231)	(61,689,436)

Long-term debt, excluding current installments	$231,575,490	$174,662,347

A summary of future maturities of long‑term debt as of December 31, 2019, is as follows:

Year	Installment Payment	Balloon Payments	Total

2020	$51,445,596	$15,035,635	$66,481,231
2021	45,506,014	24,926,232	70,432,246
2022	31,970,667	46,512,939	78,483,606
2023	11,002,980	70,838,057	81,841,037
2024	-	818,601	818,601

Total	$139,925,257	$158,131,464	$298,056,721

The Company routinely enters into revenue equipment installment notes for purchases of tractors and trailers. Accordingly, the Company has entered into various equipment revolving lines of credit facilities with various financial institutions from which it routinely finances its equipment purchases. These facilities allow for total borrowing from each financial institution of between approximately $20,000,000 and $125,000,000. At December 31, 2019, the Company had approximately $100,000,000 available to borrow for tractors and trailers under these credit facilities, if needed. Terms of these facilities vary by financial institution, but generally allow for terms similar to revenue equipment installment notes currently held by the Company. The drawdown period for these facilities currently expire at various times during 2020, unless extended.

Additionally, the Company has a $9,000,000 operating line of credit with a financial institution that matures on April 30, 2020. Any borrowings under this operating line of credit bear interest at a variable rate equal to one month London Interbank Offered Rate plus 2.375% (4.34% at December 31, 2019) and are secured by the Company’s property and equipment. The Company had advances outstanding of $6,700,000 under this line of credit at December 31, 2019.

TRANSPORT ENTERPRISE LEASING, LLC

Notes to the Financial Statements

December 31, 2019, 2018 and 2017
(2017 Unaudited and not covered by the reports included herein)

The Company is subject to certain financial covenants, which among other things, require the Company to maintain certain debt service coverage ratios.

(11)   Income taxes

State deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for state income tax purposes. Significant components of the Company’s state deferred income taxes are as follows as of December 31:

	2019	2018
State deferred tax assets:
State net operating loss carryforwards	$3,420,789	$2,797,179
Allowance for doubtful accounts	118,297	12,678
Total state deferred tax assets	3,539,086	2,809,857

State deferred tax liability:
Property and equipment, principally due to differences in depreciation	4,955,453	4,536,579
Net state deferred tax liabilities	$1,416,367	$1,726,722

At December 31, 2019, the Company has net operating loss carryforwards for state income tax purposes of $52,627,000, which are available to offset future taxable income and are set to expire between 2027 and 2034, if not used in earlier periods.

(12)   Contingent liabilities

The Company is sometimes a party to litigation arising in the ordinary course of business. The Company currently does not have any pending legal proceedings or knowledge of any asserted or unasserted claims where a loss contingency is probable and/or estimable and thus has not provided for any loss contingencies in the financial statements. The Company maintains insurance to cover potential property damage for inventory held in Chattanooga, Tennessee and certain other locations.  In addition, the Company’s lease agreements require the lessees to maintain certain property coverage, whereby the Company is named as the beneficiary to any proceeds should a loss event occur.

(13)  Other commitments

The Company had commitments outstanding at December 31, 2019, to acquire revenue equipment totaling approximately $16,185,000 in 2020. These commitments are cancelable upon stated notice periods, subject to certain adjustments in the underlying obligations and benefits. These purchase commitments are expected to be financed by long‑term debt, proceeds from sales of existing equipment, and/or cash flows from operations.

TRANSPORT ENTERPRISE LEASING, LLC

Notes to the Financial Statements

December 31, 2019, 2018 and 2017
(2017 Unaudited and not covered by the reports included herein)

(14)  Related party transactions

The Company engaged in the following transactions with Covenant during the years ended December 31, 2019, 2018, and 2017, respectively:

•	Purchases of previously owned equipment amounting to $0, $39,500 and $228,000, respectively.
•	Payment of fees for miscellaneous equipment items, equipment maintenance, and management services amounting to $9,447,865, $8,187,683 and $5,853,195, respectively.
•	Receipt of lease payments for use of equipment amounting to $607,200, $928,012 and $504,542, respectively.

At December 31, 2019 and 2018, accounts payable for cash disbursements made by Covenant on behalf of the Company totaled $1,250,794 and $7,189,952, respectively.  Accounts receivable from Covenant totaled $388,391 and $424,250 at December 31, 2019 and 2018, respectively. Equipment purchased by Covenant totaled $10,509,600, $1,760,400 and $0 during 2019, 2018 and 2017 respectively.

(15)  Supplemental disclosures of cash flow statement information

During 2019, 2018 and 2017, interest paid amounted to $11,643,799, $7,670,525 and $4,996,868, respectively.
During 2019, 2018 and 2017, the Company had non-cash transactions in which revenue equipment was sold in the amount of $2,143,819, $1,976,732 and 467,000, respectively.  These assets were financed by the Company as direct finance leases over a period of not greater than a year.

(16)   Employee benefit plan

The Company sponsors a 401(k) Plan, which allows eligible employees to make voluntary contributions, and the Company will match a portion of these contributions. The Company contributed approximately $171,000 in 2019, $655,000 in 2018 and $52,000 in 2017 related to the plan.

(17)   Fair value of financial instruments

The Company’s financial instruments as of December 31, 2019 and 2018 include cash, accounts receivable, net investment in direct financing leases, restricted cash, trade accounts payable, accounts payable to Covenant, accrued liabilities, line of credit and long-term debt. The carrying values of the Company’s financial instruments, excluding its line of credit and long-term debt, approximate their fair values due to the short-term nature of these items or the terms of the financial instruments. The estimated fair value of the Company’s line of credit and long-term debt also approximates its carrying value since the weighted average interest rate on the line of credit and long-term debt is not significantly different from current market rates.

TRANSPORT ENTERPRISE LEASING, LLC

Notes to the Financial Statements

December 31, 2019, 2018 and 2017
(2017 Unaudited and not covered by the reports included herein)

The Company’s financial assets and liabilities that are measured at fair value on a recurring basis is the restricted investments for 2019, which is a new financial asset for the Company during 2019.

The framework for measuring fair value provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy under FASB ASC 820, Fair Value Measurements and Disclosures, are described below:

Level 1	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets the Company has the ability to access.

Level 2	Inputs to the methodology include:
-	Quoted prices for similar assets or liabilities in active markets;
-	Quoted prices for identical or similar assets or liabilities in inactive markets;
-	Inputs other than quoted prices that are observable for the asset or liability;
-	Inputs that are derived principally from or corroborated by observable market data by correlation or other means.
 If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques maximize the use of relevant observable inputs and minimize the use of unobservable inputs.

The following is a description of the valuation methodologies used for restricted investments measured at fair value as of December 31, 2019.

U.S. Government Securities: Valued at the closing price reported on the active market on which the identical securities are traded. The Company classifies U.S. government securities as marketable debt securities.

Corporate Bonds: The fair values of these securities are primarily based on observable market quotations for similar bonds, valued at the closing price reported on the active market on which the individual securities are traded. When such quoted prices are not available, the bonds are valued using a discounted cash flow approach using current yields on similar instruments of issuers with similar credit ratings, including adjustments for certain risks that may not be observable, such as credit and liquidity risks.  The Company classifies corporate bonds as marketable debt securities.

TRANSPORT ENTERPRISE LEASING, LLC

Notes to the Financial Statements

December 31, 2019, 2018 and 2017
(2017 Unaudited and not covered by the reports included herein)

Mutual Funds: Valued at the daily closing price as reported by the fund. Mutual funds held by the Company are open-end mutual funds that are registered with the U.S. Securities and Exchange Commission. These funds are required to publish their daily net asset value and to transact at that price. The mutual funds held by the Company are deemed to be actively traded. The Company classifies mutual funds as marketable equity securities.

The preceding methods described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The Company determines realized and unrealized gains and losses of debt securities on a specific identification method. As of December 31, 2019, fair value of debt securities approximates cost.

The Company determines realized and unrealized gains and losses of marketable equity securities on a specific identification method. As of December 31, 2019, fair value of marketable equity securities approximates cost.

The following table summarizes the Company investments as of December 31, 2019:
	Amortized Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Aggregate Fair Value
Level 1
US government securities	$320,469	$-	$-	$320,469
Mutual funds	210,723	-	-	210,723
	531,192	-	-	531,192

Level 2
Corporate debt securities	1,470,468	-	-	1,470,468

Total restricted investments	$2,001,660	$-	$-	$2,001,660

TRANSPORT ENTERPRISE LEASING, LLC

Notes to the Financial Statements

December 31, 2019, 2018 and 2017
(2017 Unaudited and not covered by the reports included herein)

The following table summarizes the fair value of the Company’s investments in marketable debt securities with stated contractual maturity dates, accounted for as available-for-sale securities and classified by the contractual maturity date of the securities as of December 31, 2019:

Year	U.S. Government Securities	Corporate Bonds	Total
2020	$200,617	$239,941	$440,558
2021	119,852	364,286	484,138
2022	—	746,755	746,755
2023	—	119,486	119,486
Total	$320,469	$1,470,468	$1,790,937

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